Towerstream Announces Year-over-Year Quarterly Revenue
Growth of 64%

Company reports fourth consecutive quarter of improved operating results

Middletown, RI, May 6, 2009 – Towerstream (NASDAQ: TWER), a leading WiMAX provider currently operating in nine major metropolitan areas, announced results for the first quarter ended March 31, 2009.

Operating Highlights:

•	First quarter 2009 revenues increased 64% from the first quarter 2008 and increased 6% from the fourth quarter 2008
•	Record number of customer installations in first quarter 2009
•	Gross margin improved to 76% during the first quarter 2009 which represented a 10% increase from the fourth quarter 2008 and a 38% increase from the first quarter 2008
•	Adjusted EBITDA increased by 29% from the fourth quarter 2008, improving from a loss of $1.5 million to a loss of $1.1 million
•	Six markets are now generating positive EBITDA and all nine markets collectively are generating positive EBITDA
•	“Cash burn” totaled $2.7 million in the first quarter 2009, representing a 19% decrease from the fourth quarter 2008 and a 43% decrease from its peak of $4.7 million in the first quarter 2008
•	Customer churn for the first quarter 2009 was 1.68%, compared to 1.23% for the fourth quarter 2008 and 1.33% for the first quarter 2008
•	Cash and cash equivalents totaled $21.8 million at March 31, 2009

Management Comments:

“Our first quarter results were impressive, especially considering the difficult economic environment,” said Jeff Thompson, President and Chief Executive Officer.  “ARPU for new customers was lower in the first quarter, reflecting more cautious purchasing decisions by new customers.  However, our total number of installations reached a corporate record during the quarter, reflecting strong overall customer demand. Businesses need a strong Internet connection to operate effectively and our unique, simple broadband products provide that solution.”

“Our current operating focus on existing markets is clearly demonstrating the leveraging capacity of our business model,” stated Joseph Hernon, Chief Financial Officer.  “Gross margin improved for the fourth consecutive quarter and reached 76%, a corporate record. Operating expenses decreased 5% on a sequential basis, reflecting our continued focus on controlling costs.  As a result, adjusted EBITDA improved by 29% in the first quarter 2009 compared to the fourth quarter 2008. As expected, capital expenditures decreased to approximately $955,000 which represents a 50% decrease from our quarterly average during 2008.  Improved adjusted EBITDA and lower capital expenditures resulted in a 19% decrease in cash burn as compared to the fourth quarter 2008.  We ended the first quarter 2009 in a strong financial position with approximately $21.8 million in cash and cash equivalents.  We have the capital required to execute our business plan through this challenging economic period.”

“We have included operating information on each of our nine markets in this quarter’s report,” stated Mr. Thompson.  “We believe that this information will enable shareholders and investors to better understand the long-term potential of our business model.  This potential is evident in reviewing the performance of our first two markets, Boston and New York, which generated gross margins of 85% and 86% respectively, and per-market adjusted EBITDA of approximately $650,000 and $740,000 respectively.  In total, six of our nine markets are now reporting positive adjusted EBITDA, and collectively, our nine markets are profitable on an adjusted EBITDA basis.  Our Dallas, Miami, and Seattle markets have each been consistently reducing their per-market adjusted EBITDA losses over the past six months and we expect continued improvement going forward.  We presently expect Miami to be the next market to reach EBITDA profitability.”

The Company also announced that Bruce Grinnell had left the Company, effective May 1, 2009.  His responsibilities are being assumed by the Company’s other executive officers in order to realize additional expense savings and operational efficiencies.

Selected Financial Data and Key Operating Metrics:
(All dollars are in thousands except ARPU)

	(Unaudited)
	Three months ended
	3/31/2009	12/31/2008*	3/31/2008*
Selected Financial Data
Revenues	$3,417	$3,210	$2,082
Gross margin	76%	69%	55%
Operating expenses (1)	5,605	5,874	5,792
Operating loss (1)	(2,188)	(2,664)	(3,710)
Net loss (1)	(2,416)	(2,823)	(3,609)
Adjusted EBITDA (2)	(1,084)	(1,526)	(2,859)

Capital expenditures	$955	$1,755	$2,047

Key Operating Metrics
Churn rate (2)	1.68%	1.23%	1.33%
ARPU (2)	$799	$828	$772
ARPU of new customers (2)	$540	$773	$842

* Certain reclassifications of prior period amounts have been made to conform to current year presentation.
(1) Includes stock-based compensation of $157, $202 and $174, respectively.
(2) See Non-GAAP Measures below for a definition and reconciliation of adjusted EBITDA,  and definitions of Churn, ARPU and ARPU of new customers.

Analysis of Results of Operations and Financial Condition

First Quarter 2009 Results of Operations

Revenues for the first quarter 2009 increased 64% from the first quarter 2008, and increased 6% compared to the fourth quarter 2008.  These increases were driven by the continued growth in our customer base.

ARPU of new customers in the first quarter 2009 decreased 30% compared to the fourth quarter 2008, and decreased 36% compared to the first quarter 2008.  ARPU of all customers in the first quarter 2009 decreased 4% compared to the fourth quarter 2008, and increased 3% compared to the first quarter 2008.  Customer churn for the first quarter 2009 of 1.68% increased compared to 1.23% for the fourth quarter 2008 and 1.33% for the first quarter 2008. The higher churn in the 2009 period reflects the effect of the ongoing economic recession on the Company’s commercial customer base.

Gross margin increased by 10% in the first quarter 2009 compared to the fourth quarter 2008, and increased by 38% compared to the first quarter 2008.  The improvement in gross margin primarily related to an increase in the number of customers, and the Company’s ability to add these customers onto its network at relatively low marginal cost.

Customer support expenses in the first quarter 2009 decreased 3% compared to the fourth quarter 2008, and increased 21% compared to the first quarter 2008.  The year-over-year increase reflects staffing additions and other costs incurred to support our growing customer base.  The number of customers increased 51% during the twelve months ended March 31, 2009.

Sales and marketing expenses in the first quarter 2009 decreased 9% compared to the fourth quarter 2008, and decreased 11% compared to the first quarter 2008.  The decreases are primarily related to lower average department headcount as the Company increased its focus on cost controls and continued to optimize its sales model.  Department headcount averaged 102, 106, and 120 in the first quarter 2009, fourth quarter 2008, and first quarter 2008, respectively. Sales and marketing headcount includes direct sales personnel including account executives, sales managers and sales directors, as well as indirect sales personnel which includes sales operations, support and administration.

General and administrative expenses increased 2% in the first quarter 2009 compared to the fourth quarter 2008, and decreased 13% compared to the first quarter 2008.  The year-over-year decrease of 13% is attributable to lower professional fees of approximately $196,000.

Net loss decreased 14% in the first quarter 2009 compared to the fourth quarter 2008, and decreased 33% compared to the first quarter 2008.  The 14% improvement on a sequential basis reflects the positive effect of a 6% increase in revenues and a 5% decrease in operating expenses.  The year-over-year improvement of 33% is attributable to a 64% increase in revenues, and a 3% decrease in operating expenses.

Operating Outlook and Guidance:

•	Revenues for the second quarter 2009 are expected to range between $3.6 million & $3.7 million.

•	Cash Burn for the second quarter 2009 is expected to range between $2.0 million to $2.4 million.

Non-GAAP Measures

The terms “Adjusted EBITDA,” “Churn,” “Churn rate,” ”ARPU,” and “Market Cash Flow” are measurements used by Towerstream to monitor business performance and are not recognized measures under generally accepted accounting principles (“GAAP”).  Accordingly, investors are cautioned in using or relying upon these measures as alternatives to recognized GAAP measures.  Our methods of calculating these measures may differ from other issuers and, accordingly, may not be comparable to similar measures presented by other issuers.

We focus on adjusted EBITDA as a principle indicator of the operating performance of our business. EBITDA represents net income (loss) before interest, income taxes, depreciation and amortization.  We define adjusted EBITDA as net income (loss) before interest, income taxes, depreciation and amortization expenses, excluding, when applicable, stock-based compensation, gain or loss on disposal of property and equipment, gain or loss on derivative liabilities, and other non-operating income or expenses.  Adjusted EBITDA for a market also excludes corporate overhead expenses and other centralized operating costs. We believe that adjusted EBITDA trends are valuable indicators of our markets relative performance, and of whether our markets are able to produce sufficient market cash flow to fund working capital and capital expenditure needs.

The terms “Churn” and “Churn rate” refer to the percent of revenue lost on a monthly basis from customers disconnecting from our network or reducing the amount of their bandwidth.  The term “ARPU” refers to the monthly average revenue per user, or customer, being generated from those customers under contract at the end of each indicated period.  We calculate ARPU by dividing our monthly recurring revenue (“MRR”) at the end of a period by the number of customers generating that MRR.  ARPU of new customers is calculated in the same manner but only includes new customers who entered into contracts during the indicated period.  Market Cash Flow represents the amount of cash generated in a market after deducting a market’s direct operating expenses from that market’s revenues.  Market Cash Flow does not include (i) centralized operating costs which support all markets collectively or (ii) any network related capital expenditures incurred in a market.

The Non-GAAP measure, adjusted EBITDA, has been reconciled to Net loss as follows:

All amounts are in thousands except per share amounts

	Three months ended
	3/31/2009	12/31/2008*	3/31/2008*
Reconciliation of Non-GAAP to GAAP:
Adjusted EBITDA	$(1,084)	$(1,526)	$(2,859)
Interest expense	(184)	(115)	(183)
Interest income	13	18	289
Other expense, net	(16)	(62)	(5)
Loss on derivative financial instruments	(41)	-	-
Depreciation	(947)	(936)	(677)
Stock-based compensation	(157)	(202)	(174)
Net loss	$(2,416)	$(2,823)	$(3,609)

* Certain reclassifications of prior period amounts have been made to conform to current year presentation.

Summary Condensed Consolidated Financial Statements

	(Unaudited)	(Audited)
	March 31, 2009	December 31, 2008
Assets
Current Assets
Cash and cash equivalents	$21,807	$24,740
Accounts receivable, net	385	280
Other	359	319
Total Current Assets	22,551	25,339

Property and equipment, net	12,881	12,891

Other assets	1,062	1,058

Total Assets	36,494	39,288

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	865	1,395
Accrued expenses	759	861
Deferred revenues	952	986
Short-term debt, net of discount	2,406	2,607
Derivative liabilities	14	-
Other	69	78
Total Current Liabilities	5,065	5,927

Other Liabilities
Derivative liabilities	116	-
Other	338	354
Total Other Liabilities	454	354
Total Liabilities	5,519	6,281

Stockholders’ Equity
Common stock	34	34
Additional paid-in-capital	54,482	54,852
Accumulated deficit	(23,541)	(21,879)
Total Stockholder’s Equity	30,975	33,007
Total Liabilities and Stockholder’s Equity	$36,494	$39,288

	(Unaudited)
	Three months ended March 31,
	2009	2008

Revenues	$3,417	$2,082

Operating Expenses
Cost of revenues (exclusive of depreciation)	826	933
Depreciation	947	677
Customer support services	550	453
Sales and marketing	1,576	1,774
General and administrative	1,706	1,955
Total Operating Expenses	5,605	5,792
Operating Loss	(2,188)	(3,710)
Other Income (Expense)
Interest income	13	289
Interest expense	(184)	(183)
Other expense, net	(16)	(5)
Loss on derivative financial instruments	(41)	-
Total Other Income (Expense)	(228)	101
Net Loss	$(2,416)	$(3,609)

Net loss per common share	$(0.07)	$(0.10)
Net loss per common share excluding stock-based compensation	$(0.07)	$(0.10)
Weighted average common shares outstanding – basic and diluted	34,588	34,496

	(Unaudited)
	Three months ended March 31,
	2009	2008

Cash Flows From Operating Activities
Net loss	$(2,416)	$(3,609)
Non-cash adjustments:
Depreciation	947	677
Stock-based compensation	157	174
Other	172	251
Changes in operating assets and liabilities	(823)	(157)
Net Cash Used In Operating Activities	(1,963)	(2,664)

Cash Flows From Investing Activities
Acquisitions of property and equipment	(955)	(2,047)
Other	(3)	(9)
Net Cash Used In Investing Activities	(958)	(2,056)

Cash Flows From Financing Activities
Repayment of capital leases	(12)	(14)
Net Cash Used In Financing Activities	(12)	(14)

Net Decrease In Cash and Cash Equivalents	(2,933)	(4,734)

Cash and Cash Equivalents – Beginning	24,740	40,757
Cash and Cash Equivalents – Ending	$21,807	$36,023

Market data for the quarter ended March 31, 2009
(in thousands)
Market	Revenues	Cost of Revenues	Gross Margin		Operating Cost	Adjusted Market EBITDA
New York	$1,237	$174	$1,063	86%	$(323)	$740
Boston	962	140	822	85%	(172)	650
Los Angeles	406	65	341	84%	(270)	71
Providence/Newport	141	34	107	76%	(49)	58
San Francisco	223	43	180	81%	(129)	51
Chicago	202	71	131	65%	(117)	14
Seattle	97	56	41	42%	(88)	(47)
Miami	109	59	50	46%	(107)	(57)
Dallas-Fort Worth	40	54	(14)	(35)%	(125)	(139)
Total	$3,417	$696	$2,721	80%	$1,380	$1,341

Reconciliation of Non-GAAP Financial Measure to GAAP Financial Measure

Adjusted market EBITDA	$1,341
Centralized operating costs	(876)
Corporate expenses	(1,549)
Depreciation	(947)
Stock-based compensation	(157)
Other income (expense)	(228)
Net loss	$(2,416)

Conference Call and Webcast

A conference call led by President and Chief Executive Officer, Jeff Thompson, and Chief Financial Officer, Joseph Hernon, will be held on May 6, 2009 at 4:30 p.m. EDT to review results and provide an update on business developments.

Interested parties may participate in the conference by dialing 888-679-8033 or 617-213-4846 (for international callers) using pass code 70974945. A telephonic replay of the conference may be accessed approximately four hours after the call through May 13, 2009 at 11:59 p.m. EDT by dialing 888-286-8010 or 617-801-6888 (for international callers) using pass code 47296875.

The call will also be webcast and can be accessed in a listen-only mode on the Company’s website at http://ir.towerstream.com/events.cfm.

Towerstream’s wireless broadband solution network delivers high-speed Internet access supporting VoIP, bandwidth on demand, wireless redundancy, VPNs, disaster recovery, bundled data, and video services, and can be delivered in days.  Unlike cable Internet and DSL, Towerstream connections are symmetrical, which means that the upload and download speeds are identical.  This creates a more stable connection, suitable for VoIP and web hosting, as well as many other business applications. Companies utilizing multiple appliances simultaneously, such as streaming video and VoIP, can prioritize their bandwidth to secure mission-critical activities.  All of Towerstream’s products are backed by its Service Level Agreement (SLA) and the ability to be up and running within a week.  Towerstream currently serves businesses of all sizes in New York, Boston, Los Angeles, Chicago, the San Francisco Bay Area, Miami, Seattle, Dallas-Fort Worth and Providence/Newport, RI.

For more information, visit www.towerstream.com.

About Towerstream Corporation
Towerstream is a leading WiMAX service provider in the U.S., delivering high-speed Internet access to businesses.  Founded in 2000, the Company has established networks in nine markets including New York City, Boston, Los Angeles, Chicago, the San Francisco Bay Area, Miami, Seattle, Dallas-Fort Worth, and the greater Providence area where the Company is based.  The Company was the first carrier selected to join the WiMAX Forum to assist leading vendors in establishing industry compliance with international broadband wireless access standards and cross-vendor interoperability.  Towerstream was awarded two 2008 Telephony Innovation  Awards for Most Innovative Broadband Wireless Service and Most Innovative Small Business Service and the Best of WiMAX World 2008 Service Provider Deployment Award for its New York City network.

Safe Harbor
Certain statements contained in this press release are “forward-looking statements” within the meaning of applicable federal securities laws, including, without limitation, anything relating or referring to future financial results and plans for future business development activities, and are thus prospective.  Forward-looking statements are inherently subject to risks and uncertainties some of which cannot be predicted or quantified based on current expectations.  Such risks and uncertainties include, without limitation, the risks and uncertainties set forth from time to time in reports filed by the Company with the Securities and Exchange Commission.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.  Consequently, future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements contained herein.  The Company undertakes no obligation to publicly release statements made to reflect events or circumstances after the date hereof.

INVESTOR CONTACT:
Terry McGovern
Vision Advisors
415-902-3001
mcgovern@visionadvisors.net

MEDIA CONTACT:
Amanda Lordy/ Todd Barrish
Dukas Public Relations
212-704-7385
amanda@dukaspr.com / todd@dukaspr.com